Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of September 10, 2026, among Magnolia Midstream LLC, a Delaware limited liability company (the “New Guarantor”), a Subsidiary of Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (the “Company”), and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, Magnolia Oil & Gas Finance Corp. and certain subsidiaries and affiliates of the Company have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or modified from time to time, the “Indenture”), dated as of August 5, 2026, providing for the issuance of an unlimited aggregate principal amount of 6.625% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Subsidiary Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Subsidiary Guarantor and (y) perform all obligations and duties required of a Subsidiary Guarantor pursuant to the Indenture.

(3)            No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Company or the Co-Issuer or any Guarantor or any Parent Company will have any liability for any obligations of the Company or the Co-Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor.

(8)            Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture the New Guarantor will be subject to the terms and conditions set forth in the Indenture. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9)            Successors. All agreements of the New Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MAGNOLIA MIDSTREAM LLC, as Subsidiary Guarantor

By:	/s/ Timothy Yang
Name: Timothy Yang
Title: Executive Vice President, Chief Legal and Commercial Officer, Corporate Secretary and Land

REGIONS BANK, as Trustee

By:	/s/ Shawn Bednasek
Name: Shawn Bednasek
Title: Vice President

[Signature Page to First Supplemental Indenture (2034 Notes)]